Filed Pursuant to Rule 424(b)(5)
Registration No. 333-148680

PROSPECTUS SUPPLEMENT
(To prospectus dated April 28, 2008)

9,000,000 Shares

CALLON PETROLEUM COMPANY

Common Stock

$7.75 per share

We are offering 9,000,000 shares of our common stock in this offering pursuant to this prospectus supplement and the accompanying prospectus.

We intend to use $30.7 million of the net proceeds to fund a portion of our 2011 capital budget and for general corporate purposes, including possible future acquisitions. We also plan to use $35.0 million of the net proceeds to redeem $31.0 million of our outstanding 13% Senior Notes due 2016 and to pay the related redemption premium.

Our common stock is listed on the NYSE under the symbol “CPE.” On February 10, 2011, the last reported sale price of our common stock on the NYSE was $8.07 per share.

Investing in our common stock involves risks. See “Risk Factors” in the documents incorporated by reference in this prospectus supplement for a description of the various risks you should consider in evaluating an investment in our common stock.

	Per Share	Total

Price to the public	$7.7500	$69,750,000
Underwriting discount	$0.4263	$3,836,250
Proceeds to us	$7.3238	$65,913,750

We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 1,350,000 additional shares of common stock within 30 days following the date of this prospectus supplement to cover over-allotments.

Delivery of the common stock will be made on or about February 16, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lead Book-Running Manager
Johnson Rice & Company L.L.C.
Co-Managers

Howard Weil Incorporated	Global Hunter Securities

The date of this prospectus supplement is February 11, 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under the shelf registration process, we may offer from time to time our securities up to an aggregate amount of $400,000,000. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about our common stock that we are selling in this offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock and other information you should know before investing. This prospectus supplement and the documents incorporated by reference also add, update, and change information contained in or incorporated by reference in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” before investing in our common stock.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us. We have not and the underwriters have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not and the underwriters are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety before making an investment decision, including the information set forth under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should also consult with your own legal and tax advisors. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters’ over-allotment option. References to “we,” “us,” “our” and similar terms refer to Callon Petroleum Company and its consolidated subsidiaries, unless the context requires otherwise.

Overview

Callon Petroleum Company is engaged in the development, production, exploration and acquisition of oil and gas properties. In late 2008, our management shifted our operational focus from exploration in the Gulf of Mexico to the acquisition and development of onshore properties located in the Wolfberry play of the Permian Basin in Texas and the Haynesville Shale area in Louisiana. As of December 31, 2010, we had estimated net proved reserves of 8.1 million barrels of oil (“MMBbls”) and 33.0 billion cubic feet of natural gas (“Bcf”), or 13.6 million barrels of oil equivalent (“MMBOE”). Of these reserves, approximately 50.0% were located onshore in the Permian Basin Wolfberry and Haynesville Shale plays, compared with 16.5% located onshore at December 31, 2009.

Our Business Strategy

Our goal is to increase stockholder value by:

•	increasing reserves and production levels by using cash flows from, or monetization of, our Gulf of Mexico properties to acquire and develop lower risk, long-life onshore oil and gas properties;

•	increasing our reserve life and predictability of production by focusing on acquisition and development of long-life onshore properties;

•	diversifying risk by substantially increasing the number of productive wells we own; and

•	strengthening our balance sheet by focusing on maintaining liquidity and a reduction of our average debt per barrel of oil equivalent (“Boe”) of proved reserves.

Our Strengths

We believe that we are well positioned to achieve our business objectives and to execute our strategy because of the following competitive strengths:

•	We have a substantial inventory of onshore drilling locations, with an estimated 132 net drilling locations on 40-acre spacing and an additional 166 net drilling locations on 20-acre spacing in the Wolfberry play of the Permian Basin and four net locations in the Haynesville area.

•	Our offshore properties generate substantial cash flow, which we can deploy in the acquisition, exploration and development of onshore properties.

•	Our management team is experienced in oil and gas acquisitions, exploration, development and production in the areas in which we are focusing our operations.

•	On December 31, 2010, our total liquidity position was approximately $47 million, including $17 million of available cash and $30 million of unused borrowing base available under our senior secured credit facility. The borrowing base was increased by 50.0% over its previous level at the last redetermination in the fourth quarter of 2010. The next redetermination is scheduled for April 2011.

Areas of Operation and Reserves

In late 2008, we shifted the focus of our operations from offshore in the Gulf of Mexico to onshore in the Wolfberry play of the Permian Basin and the Haynesville Shale play. We expect that substantially all of our capital expenditures will be focused on the development and acquisition of onshore properties in the United States, with only limited amounts of capital expended to maintain our offshore properties.

Onshore

Onshore proved reserves accounted for approximately 50% of year-end 2010 proved reserves, demonstrating our progress toward our strategic goal of diversifying our reserve portfolio. Approximately 33% of our 2010 proved reserves were attributable to our properties in the Wolfberry play of the Permian Basin located in Crockett, Ector, Midland and Upton Counties, Texas. At December 31, 2010, production from our Wolfberry acreage increased to a net 550 Boe/d, an increase of 69% over year-end 2009. During 2010, we drilled 20 gross wells, nine of which were awaiting fracture stimulation at year-end. We expect to have these nine wells online by the second quarter of 2011. Early in 2011, we entered into an agreement with our fracture stimulation service provider providing for a minimum of three well stimulations per month in 2011. Approximately 80% of our 8,500 net acre leasehold in the Permian Basin is prospective for the Wolfberry play and provides a remaining multi-year inventory of approximately 300 net potential well locations, 132 of which are based upon 40-acre spacing. We are the operator of the Wolfberry acreage with an average 95% working interest which is primarily held by production, giving us operational flexibility and control over the pace of development.

Approximately 17% of our year-end 2010 proved reserves were attributable to our Haynesville Shale property, located in Bossier Parish, Louisiana. Initial production from the George R. Mills Well No. 1H, our first well completed since acquiring this property in 2009, commenced on September 3, 2010. To date, the well has produced 1.1 billion cubic feet of natural gas and is currently producing at a restricted rate of 6.5 MMcfe/d. We have an additional four net drilling locations on the 430-net acre unit in which we have a 69% working interest. We are awaiting improvement in natural gas prices before resuming development of the field.

Gulf of Mexico

Our offshore Gulf of Mexico properties include interests in two deepwater properties. The Medusa property is located in 2,235 feet of water approximately 50 miles offshore Louisiana. During 2010, the field produced 593 thousand barrels of oil equivalent (“MBOE”) net to us from eight wells which accounted for 35% of our total 2010 production. The Habanero property is located in 2,015 feet of water approximately 115 miles offshore Louisiana. During 2010, Habanero produced 232 MBOE net to us from two wells which accounted for 14% of our total production. We also own interests in 18 wells in 12 oil and gas fields in the shelf area of the Gulf of Mexico. These wells produced 616 MBOE net to our interest in 2010, which accounted for 37% of our total production.

Reserves

The following table sets forth certain information about our estimated net proved reserves as of December 31, 2010.

	Estimated Net Proved Reserves			Pre-Tax Present
	Oil	Gas	Total	Value(1)(2)(3)
	(MBBls)	(MMcf)	(MBOE)(4)	($000,000)

Permian Basin	3,409	6,247	4,450	$41.4
Haynesville	—	13,620	2,270	7.4
Deepwater	4,662	7,603	5,930	154.1
Shelf and Other	77	5,486	991	2.6

Total	8,148	32,956	13,641	$205.5

(1)	Represents the present value of future net cash flows before deduction of federal income taxes, discounted at 10%, attributable to estimated net proved reserves as of December 31, 2010.

(2)	Includes a reduction for estimated plugging and abandonment costs.

(3)	We use the financial measure “Pre-Tax Present Value” which is a non-US GAAP financial measure. We believe that Pre-Tax Present Value, while not a financial measure in accordance with US GAAP, is an important financial measure used by investors and independent oil and gas producers for evaluating the relative value of oil and natural gas properties and acquisitions because the tax characteristics of comparable companies can differ materially. We estimate that the total standardized measure for our proved reserves as of December 31, 2010 will be $198 million. The standardized measure gives effect to income taxes, and is calculated in accordance with the guidance issued by the FASB for disclosures about oil and gas producing activities. The $198 million of standardized measure of our estimated net proved reserves equals the present value of our estimated future net revenue from proved reserves of $206 million, which excludes the discounted estimated future income taxes relating to such future net revenues of $8 million.

(4)	We convert Mcfe of natural gas to BOE at a ratio of six Mcfe of natural gas to one BOE. This conversion ratio, which is typically used in the oil and gas industry, represents the approximate energy equivalency of a barrel of oil to a Mcf of natural gas. Over the last several years, the sales price of one Bbl of oil has been much higher than the sales price of six Mcf of natural gas, so a one to six conversion ratio does not represent the economic equivalency of a Bbl of oil to a Mcf of natural gas.

Recent Developments

•	After this offering, we plan to set our 2011 capital expenditure budget at $105 to $110 million. We anticipate spending $75 to $80 million on a 44 gross well drilling program in our Wolfberry play of the Permian Basin. The balance will be spent in the Gulf of Mexico (approximately $8 million), on leasehold acquisition (approximately $10 million) and capitalized interest and general and administrative expenses (approximately $12 million). The 2011 capital expenditure budget is subject to change depending on a number of factors, including the availability and costs of drilling and completion equipment, crews, economic and industry conditions, prevailing and anticipated prices for oil and gas, the availability of sufficient capital resources, drilling success and other normal factors affecting the oil and gas industry.

•	Our production for the full year 2010 is expected to range between 27 and 29 MMcfe/d, or 4,500 and 4,833 Boe/d, of which oil and natural gas liquids will comprise approximately 50%.

•	The arbitration panel reviewing our claims against the joint interest owner in the Entrada Project delivered its final decision ruling that we were not entitled to recover any damages. We completed the abandonment of the Entrada Project in 2009 and do not expect to incur additional costs in connection with the project.

Executive Offices and Website

We are a Delaware corporation with principal executive offices located at 200 North Canal Street, Natchez, Mississippi 39120. Our telephone number at that address is (601) 442-1601. We maintain a website on the Internet at www.callon.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	9,000,000 shares

Common stock to be outstanding immediately after the completion of this offering	38,005,130 shares(1)

Use of proceeds	The net proceeds from this offering, after deducting underwriter discounts and commissions and our estimated offering expenses, are estimated to be approximately $65.7 million. We intend to use $30.7 million of the net proceeds to fund a portion of our 2011 capital budget and for general corporate purposes, including possible future acquisitions. We also plan to use $35.0 million of the net proceeds to redeem $31.0 million of our outstanding 13% Senior Notes due 2016 and to pay the related redemption premium.

Risk factors	Investing in our common stock involves risks. You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, see the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2010 and September 30, 2010.

NYSE symbol	CPE

(1)	The number of shares of our common stock to be outstanding immediately after the completion of this offering is based upon 29,005,130 shares of our common stock outstanding as of February 10, 2011, which includes 8,970 shares of common stock contributed to our 401(k) Plan on February 9, 2011. If the underwriters exercise the option we have granted them in this offering to purchase 1,350,000 additional shares of our common stock to cover over-allotments, then the total number of shares to be outstanding after the offering will be 39,355,130 shares. In addition to our outstanding common stock, as of December 31, 2010, we have outstanding options to purchase 197,524 shares of our common stock at prices from $3.70 to $19.72, and 1,421,375 shares of restricted stock and restricted stock units, all subject to vesting. Since December 31, 2010, no stock options were exercised, no stock options expired unexercised, and we have granted zero shares of restricted stock or restricted stock units.

RISK FACTORS

An investment in our common stock involves risks.  Prior to making a decision about investing in our common stock, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2010 and September 30, 2010, which are incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer, and you could lose your investment in us.

USE OF PROCEEDS

The net proceeds to us from this offering, after deducting underwriter discounts and commissions and our estimated offering expenses, are estimated to be approximately $65.7 million. We intend to use $30.7 million of the net proceeds to fund a portion of our 2011 capital budget and for general corporate purposes, including possible future acquisitions. We also plan to use $35.0 million of the net proceeds to redeem $31.0 million of our outstanding 13% Senior Notes due 2016 and to pay the related $4.0 million redemption premium. As of December 31, 2010, we had outstanding $138.0 million of our outstanding 13% Senior Notes due 2016.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2010:

•	on an actual basis; and

•	on an as adjusted basis to reflect this offering (excluding the exercise by the underwriters of their over-allotment option to purchase from us up to 1,350,000 additional shares of our common stock) and our receipt of the estimated net proceeds of $30.7 million from such sale, and after deducting estimated underwriting discounts and commissions and other estimated offering expenses.

You should read this table along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and other financial data incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2009 and our most recent Quarterly Report on Form 10-Q.

	As of September 30, 2010
	Actual	As Adjusted
	(Unaudited)
	($000)

Cash and cash equivalents	$19,750	$50,414
Total debt:
Short-term debt	—	—
Long-term debt(1)	166,451	129,081

Total debt	166,451	129,081
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized, 28,965,421 shares issued and outstanding actual and 37,965,421 shares issued and outstanding as adjusted(2)	290	380
Additional paid-in capital	247,291	312,865
Total stockholders’ equity	15,883	83,917
Total capitalization	$202,084	$263,412

(1)	Includes a deferred credit of $28.5 million (actual) and $22.1 million (as adjusted), net of amortization, which is being amortized against interest expense over the remaining life of our 13% Senior Notes due 2016. Assumes the use of $35.0 million of the net proceeds from this offering to redeem $31.0 million of our outstanding 13% Senior Notes due 2016 and to pay the related redemption premium, but does not take into account accrued and unpaid interest through the redemption date. The deferred credit will be reduced proportionately in connection with the redemption.

(2)	We have various stock plans under which our employees and employees of our subsidiaries and non-employee members of our Board of Directors have been or may be granted certain stock-based compensation. Shares available for future stock option or restricted stock grants to our employees and non-employee directors under existing plans totaled 780,687 as of December 31, 2010. For additional information regarding the plans, refer to Notes 4 and 16 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 12, 2010.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NYSE under the symbol “CPE.” The following table sets forth the range of the high and low sale prices for our common stock for the periods indicated.

	Common Stock
	High	Low

Year Ending December 31, 2011:
First quarter (through February 10, 2011)	$9.36	$5.81
Year Ending December 31, 2010:
Fourth quarter	$6.39	$4.45
Third quarter	$6.72	$3.54
Second quarter	$8.80	$4.46
First quarter	$5.90	$1.40
Year Ending December 31, 2009:
Fourth quarter	$2.13	$1.36
Third quarter	$2.43	$1.37
Second quarter	$3.15	$1.01
First quarter	$3.50	$0.93

On February 10, 2011, the closing price of our common stock as reported by the NYSE was $8.07 per share. As of such date, there were approximately 3,500 holders of record of our common stock.

DIVIDEND POLICY

We have not paid a dividend on our common stock, cash or otherwise, and do not intend to in the foreseeable future. In addition, under our existing credit facility, we are restricted from paying cash dividends on our common stock. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in existing and future financing agreements, business conditions and other factors.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through the underwriters named below. Johnson Rice & Company L.L.C. (“Johnson Rice”) is acting as lead book-running manager, and Howard Weil Incorporated and Global Hunter Securities, LLC are acting as co-managers of the offering. Johnson Rice is the representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares

Johnson Rice & Company L.L.C.	4,950,000
Howard Weil Incorporated	2,700,000
Global Hunter Securities, LLC	1,350,000

Total	9,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase our common stock is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets and that we deliver to the underwriters customary closing documents. The underwriters are obligated to purchase all of the shares of common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Option to Purchase Additional Common Stock

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,350,000 additional shares of common stock at the public offering price per share less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering.

Underwriting Discount and Expenses

The underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $0.2558 per share of common stock. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

The following table summarizes the compensation to be paid to the underwriters by us:

		Total
		Without	With
		Over-	Over-
	Per Share	Allotment	Allotment

Public offering price by us	$7.7500	$69,750,000	$80,212,500
Underwriting fees to be paid by us	$0.4263	$3,836,250	$4,411,687
Proceeds, before expenses, to us	$7.3238	$65,913,750	$75,800,813

We estimate our expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

We and our officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Johnson Rice, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, except for the sale to the underwriters in this offering, the issuance by us of any securities or options to purchase common stock under existing, amended or new employee benefit plans maintained by us and the filing of or amendment to any registration statement related to the foregoing, the issuance by us of securities in exchange for or upon conversion of our outstanding securities described herein or certain transfers in the case of officers or directors in the form of bona fide gifts, intra family transfers and transfers related to estate planning matters. Notwithstanding the foregoing, if (1) during the last 17 days of such 90-day restricted period we issue an earnings release or (2) prior to the expiration of such 90-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release; provided, however, that this sentence will not apply if, as of the expiration of the restricted period, our common stock is an “actively-traded security” as defined in Regulation M. Johnson Rice has advised us that it does not have any present intent to release the lock-up agreements prior to the expiration of the applicable restricted period.

Price Stabilization, Short Positions and Penalty Bids; Passive Market Making

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under its over-allotment option. The underwriters may close out a covered short sale by exercising its over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. In connection with the offering, the underwriters may engage in passive market making transactions in the common stock in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares of common stock for sale to their online brokerage account holders. The common stock will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common stock may be sold by the underwriters to securities dealers who resell common stock to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common stock. The underwriters are not responsible for information contained in websites that they do not maintain.

LEGAL MATTERS

The validity of the common stock offered under this prospectus supplement will be passed upon for us by Haynes and Boone, LLP, Houston, Texas. Certain legal matters in connection with the common stock offered under this prospectus supplement will be passed upon for the underwriters by Porter Hedges LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Callon Petroleum Company appearing in Callon Petroleum Company’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Callon Petroleum Company’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Information about our estimated net proved reserves and the future net cash flows attributable to these reserves was prepared by Huddleston & Co., Inc., an independent petroleum and geological engineering firm, and are included herein in reliance upon their authority as experts in reserves and present values.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus supplement some of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those filings. Any information contained in future SEC filings that are incorporated by reference into this prospectus supplement will automatically update this prospectus supplement, and any information included directly in this prospectus supplement updates and supersedes the information contained in past SEC filings incorporated by reference into this prospectus supplement. The information incorporated by reference, as updated, is an important part of this prospectus supplement. We incorporate by reference the following documents filed by us:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 7, 2010; our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 6, 2010; and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 15, 2010;

•	our Current Reports on Form 8-K filed on January 4, 2010, January 27, 2010, February 2, 2010, February 3, 2010, March 9, 2010, April 1, 2010, April 28, 2010, May 3, 2010, May 6, 2010, May 7, 2010, June 8, 2010, August 10, 2010, September 27, 2010, October 27, 2010, November 19, 2010, February 3, 2011 and February 7, 2011 (to the extent these items were “filed” with the SEC and not “furnished”); and

•	the description of our common stock in our registration statement on Form 8-B filed on October 3, 1994.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such document; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is or is deemed to be incorporated by reference into such document. In addition, we make available free of charge all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

You may request a copy of these filings, at no cost, by writing or telephoning us at Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi 39120, Attn: Investor Relations, phone number (601) 442-1601.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus supplement and the accompanying prospectus, we have made many forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this report. Forward-looking statements include statements regarding:

•	our oil and gas reserve quantities, and the discounted present value of these reserves;

•	the amount and nature of our capital expenditures;

•	drilling of wells;

•	the timing and amount of future production and operating costs;

•	business strategies and plans of management; and

•	prospect development and property acquisitions.

Some of the risks, which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements, include:

•	general economic conditions including the availability of credit and access to existing lines of credit;

•	the volatility of oil and natural gas prices;

•	the uncertainty of estimates of oil and natural gas reserves;

•	the impact of competition;

•	the availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	the uncertainty of our ability to attract capital and obtain financing on favorable terms;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business including those related to climate change and greenhouse gases;

•	actions of operators of our oil and gas properties; and

•	weather conditions.

Additional information about the risks we face that could affect our forward-looking statements are described under Risk Factors on page S-5 of this Prospectus Supplement.

Prospectus

CALLON PETROLEUM COMPANY

$400,000,000

Debt Securities
Preferred Stock
Common Stock
Warrants

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities. Our common stock is quoted on The New York Stock Exchange under the symbol “CPE.”

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC AND OTHER REPORTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED IN “RISK FACTORS” ON PAGE 1. YOU SHOULD CAREFULLY CONSIDER THOSE RISK FACTORS BEFORE INVESTING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. Under this registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings with an aggregate offering price of up to $400,000,000. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

When used in this prospectus or in any supplement to this prospectus, the terms “Callon,” the “Company,” “we,” “our” and “us” refer to Callon Petroleum Company and its subsidiaries, unless otherwise indicated or the context otherwise requires.

OUR COMPANY

We have been engaged in the exploration, development, acquisition and production of oil and gas properties since 1950. Our properties are geographically concentrated primarily offshore in the Gulf of Mexico.

Our primary focus is on acquiring acreage with exploration and development drilling opportunities in the Gulf of Mexico shelf and deepwater areas. To minimize risk we join with industry partners to explore federal offshore blocks acquired in the Gulf of Mexico. We perform extensive geological and geophysical studies using computer-aided exploration techniques, including, where appropriate, the acquisition of 3-D seismic or high-resolution 2-D data to facilitate these efforts. During the fourth quarter of 2003, our first two deepwater projects, the Medusa and Habanero fields, began production.

Our principal executive offices are located at 200 North Canal Street, Natchez, Mississippi 39120, and our telephone number is (601) 442-1601. Our website address is www.callon.com. Information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as :

•	“may,”

•	“will,”

•	“should,”

•	“could,”

•	“would,”

•	“expects,”

•	“plans,”

•	“anticipates,”

•	“intends,”

•	“believes,”

•	“estimates,”

•	“projects,”

•	“predicts,”

•	“potential”

and similar expressions intended to identify forward-looking statements.

All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as estimated future net revenues from oil and gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of our business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic and industry conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed under the heading “Risk Factors” in this prospectus and any prospectus supplement and those discussed in the documents we have incorporated by reference.

Consequently, all of the forward-looking statements made in this prospectus, and the documents incorporated by reference in this prospectus, are qualified by these cautionary statements and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if realized, that they will have the expected consequences to or effects on us, our business or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital. We will have significant discretion in the use of any net proceeds. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods indicated. We have calculated the ratio of earnings to fixed charges by dividing the sum of income from continuing operations plus fixed charges by fixed charges. Fixed charges consist of interest expense.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to fixed charges	1.4	3.3	2.5	1.4	0.6	0.7

DESCRIPTION OF DEBT SECURITIES

The debt securities of Callon covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under one or more separate indentures between us, one or more of our subsidiaries, if any, that may be guarantors (the “Subsidiary Guarantors”) and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a senior indenture. We will issue subordinated debt securities under one or more separate indentures between us, the Subsidiary Guarantors, if any, and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, the senior debt of Callon (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have incorporated by reference the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to Callon mean Callon Petroleum Company only.

Provisions Applicable to Each Indenture

General.  The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that Callon may issue. Callon may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

Callon conducts substantially all of its operations through subsidiaries, and those subsidiaries generate substantially all its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of Callon. Contractual provisions or laws, as well as the subsidiaries’ financial condition and operating requirements, may limit the ability of Callon to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of the subsidiaries of Callon on their assets and earnings, to the extent Callon’s subsidiaries do not guarantee the debt securities.

The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event Callon participates in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require Callon to repurchase its securities in the event of a decline in Callon’s credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms.  The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether the debt securities are entitled to a guarantee of any Subsidiary Guarantors;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of Callon or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

Callon may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If Callon sells these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If Callon sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets or any Subsidiary Guarantors.  The indentures generally permit a consolidation or merger between Callon or any Subsidiary Guarantor and another entity. They also permit Callon or any Subsidiary Guarantors to sell, lease, convey, transfer or otherwise dispose of all or substantially all of their assets. Callon and any Subsidiary Guarantors have agreed, however, that they will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of their assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•	if Callon or the Subsidiary Guarantor, as the case may be, is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of its covenants and obligations under the indenture and the debt securities.

Upon any such consolidation or merger in which Callon is not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving Callon, the resulting entity or transferee will be substituted for Callon under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, Callon will be released from the applicable indenture.

Events of Default.  Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment when required for that series for 30 days;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Callon Petroleum Company or any Subsidiary Guarantor, if such Subsidiary Guarantor is a guarantor with respect to that series of debt securities and it is a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X promulgated under the Securities Act;

•	specified events involving the guarantees; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

•	with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•	with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require Callon to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

Modification and Waiver.  Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of the obligations under the indenture of Callon by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights Callon has under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at Callon’s option, either of the following will occur:

•	Callon and any Subsidiary Guarantors will be discharged from their obligations with respect to the debt securities of that series (“legal defeasance”); or

•	Callon and any Subsidiary Guarantors will no longer have any obligation to comply with the consolidation, merger, and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of Callon to pay principal, premium and interest on the debt securities and, if applicable, a Subsidiary Guarantor’s guarantee of the payments, will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law.  New York law will govern the indentures, the debt securities and the guarantees.

Trustee.  If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes a creditor of Callon or any Subsidiary Guarantor, if applicable, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with Callon or any Subsidiary Guarantor, if applicable. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer.  The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Callon designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents Callon initially designates, Callon may at any time rescind that designation or approve a change in the location through which any transfer agent acts. Callon is required to maintain an office or agency for transfers and exchanges in each place of payment. Callon may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, Callon will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent.  Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At Callon’s option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. Callon may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices.  Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities.  Callon will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to Callon and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and Callon may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities.  The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination.  Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, Callon may not make any payment of principal of or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect Callon’s obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that Callon may incur. As a result of the subordination of the subordinated debt securities, if Callon becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in a prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of Callon, unless the debt states that it is not senior to the subordinated debt securities or other junior debt of Callon. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

Guarantee

The Subsidiary Guarantors may fully and unconditionally guarantee on an unsecured basis the full and prompt payment of the principal of and any premium and interest on the debt securities issued by Callon when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantee provides that in the event of a default in the payment of principal of or any premium or interest on a debt security, the holder of that debt security may institute legal proceedings directly against the applicable Subsidiary Guarantor to enforce the guarantee without first proceeding against Callon. If senior debt securities are so guaranteed, the guarantee will rank equally with all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding and senior to any subordinated debt of the Subsidiary Guarantor. If subordinated debt securities are so guaranteed, the guarantee will be subordinated to all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding.

The obligations of any Subsidiary Guarantor under the guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to any other contingent and fixed liabilities of the Subsidiary Guarantor.

The guarantee may be released under certain circumstances. If Callon exercises its legal or covenant defeasance option with respect to debt securities of a particular series as described above in “— Defeasance,” then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the indentures, and to the extent not otherwise prohibited by the indentures, any Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not an affiliate of Callon, of all of Callon’s equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into Callon or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by Callon to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of Callon’s for borrowed money, except for any series of debt securities.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is qualified in its entirety by reference to our certificate of incorporation and bylaws, each of which is incorporated by reference in this prospectus. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law.

Common Stock

We are currently authorized to issue up to 30,000,000 shares of common stock, par value $0.01 per share. As of January 15, 2008, there were 20,893,194 shares of common stock outstanding. Holders of our common stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably dividends when, as and if declared by the board of directors out of funds legally available for such purpose and, upon the liquidation, dissolution or winding up of the company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. There are no redemption or sinking fund provisions that are applicable to our common stock. Subject only to the requirements of the Delaware General Corporation Law, or DGCL, the board of directors may issue shares of our common stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the board of directors deems appropriate. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue up to 2,500,000 shares of preferred stock, par value $0.01 per share. As of January 15, 2008, there were no shares of preferred stock outstanding. Shares of preferred stock may be issued from time to time in one or more series as the board of directors may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of preferred stock may differ from those of any and all other series of preferred stock at any time outstanding, and, subject to certain limitations of our certificate of incorporation and the DGCL, the board of directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of preferred stock.

The issuance of any such preferred stock could adversely affect the rights of the holders of our common stock and therefore, reduce the value of the common stock. The ability of the board of directors to issue preferred stock could discourage, delay, or prevent a takeover of us.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Preferred stock.  Our certificate of incorporation permits our board of directors to authorize and issue one or more series of preferred stock, which may render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Staggered board of directors.  Our certificate of incorporation and bylaws divide our board of directors into three classes, as nearly equal in number as possible, serving staggered three-year terms. The certificate of incorporation and bylaws also provide that the classified board provision may not be amended without the affirmative vote of the holders of 80% or more of the voting power of our capital stock. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors, unless the articles of incorporation are amended.

Limitation on directors’ liability.  Delaware has adopted a law that allows corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations allowed by the law, directors are accountable to corporations and their stockholders for monetary damages for acts of gross negligence. Although the Delaware law does not change directors’ duty of care, it allows corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by this law. Specifically, our directors will not be personally liable for monetary damages for any breach of their fiduciary duty as a director, except for liability:

•	for any breach of their duty of loyalty to the company or our stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under provisions relating to unlawful payments of dividends or unlawful stock repurchases or redemptions, or

•	for any transaction from which the director derived an improper personal benefit.

This limitation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our stockholders.

Stockholder meetings.  Our bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or the President or by the Board of Directors or at the request of stockholders owning 80% or more of the entire capital stock issued and outstanding and entitled to vote.

Requirements for advance notification of stockholder nominations.  Our bylaws and certificate of incorporation establish advance notice procedures with respect to stockholder nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Stockholder Action By Written Consent.  Our certificate of incorporation and bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected is approved by the written consent of all of the stockholders entitled to vote thereon. This provision, which may not be amended except by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board of directors.

Amendment of the bylaws.  Under Delaware law, the power to make, alter or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to make, alter or repeal its bylaws. Our certificate of incorporation and bylaws grant our board of directors the power to make, alter or repeal our bylaws at any regular or special meeting of the board of directors. By majority vote, our stockholders may make, alter or repeal our bylaws but provisions of the bylaws relating to shareholder meetings, directors, and amendment of the bylaws may only be amended by holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

•	before that person became a 15% stockholder, our board of directors approved the transaction in which the stockholder became a 15%stockholder or approved the business combination;

•	upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	after the transaction in which that person became a 15% stockholder, the business combination is approved by our board of directors and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

Under the Section 203, these restrictions also do not apply to certain business combinations proposed by a 15% stockholder following the disclosure of an extraordinary transaction with a person who was not a 15%

stockholder during the previous three years or who became a 15% stockholder with the approval of a majority of our directors. This exception applies only if the extraordinary transaction is approved or not opposed by a majority of our directors who were directors before any person became a 15% stockholder in the previous three years, of the successors of these directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants entitling the holder to purchase our debt securities, preferred stock or common stock as described in the prospectus supplement relating to the issuance of the warrants. Warrants may be issued independently or together with other of our securities and may be attached to or separate from other securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company that acts as warrant agent. The warrant agent will act solely as our agent in connection with warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you.

The prospectus supplement will describe the terms of any warrants offered, including the following:

•	the amount of warrants to be registered and the purchase price and manner of payment to acquire the warrants;

•	a description, including amount, of the debt securities, preferred stock or common stock which may be purchased upon exercise;

•	the exercise price which must be paid to purchase the securities upon exercise of a warrant and any provisions for changes or adjustments in the exercise price;

•	any date on which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	a discussion of certain U.S. federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other material terms of the warrants.

Holders of warrants will not have any of the rights of holders of our debt securities, preferred stock or common stock that may be purchased upon exercise until they exercise the warrants and receive the underlying securities. These rights include the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indentures or to receive payments of dividends on the preferred stock or common stock which may be purchased upon exercise or to exercise any voting right.

Exercise of Warrants

After the close of business on the expiration date described in the prospectus supplement, warrants will expire and the holders will no longer have the right to exercise the warrants and receive the underlying securities. Warrants may be exercised by delivering a properly completed certificate in the form attached to the warrants and payment of the exercise price as provided in the prospectus supplement. We will issue and deliver our debt securities, preferred stock or common stock as soon as possible following receipt of the certificate and payment described above. If less than all of the warrants represented by a certificate are exercised, we will issue a new certificate for the remaining warrants. The foregoing terms of exercise may be modified by us in a prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell the securities, we will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that event, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

The applicable prospectus supplement relating to the securities will set forth:

•	The offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us, if any, from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of The New York Stock Exchange or any other exchange on which our common stock may be listed or quoted at the time of the sale:

•	at a fixed price or prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

If we were to issue rights on a pro rata basis to our shareholders, we may be able to use this prospectus to offer and sell the securities underlying the rights. We may also be able to use the prospectus to offer and sell securities to be received upon conversion of any convertible securities we may issue or upon exercise of transferable warrants that may be issued by us or an affiliate.

Any underwriters, dealers, and agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by them and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. In connection with any such offering, the underwriters, dealers or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of securities than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on The New York Stock Exchange, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. You may read any materials we have filed with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 16, 2007.

•	The description of our common stock contained in the Registration Statement on Form 8-B filed with the SEC on October 3, 1994, including any future amendment or report for the purpose of updating such description.

•	Quarterly Reports on Form 10-Q for the three months ended March 31, 2007, filed on May 10, 2007; and for the three months ended June 30, 2007, filed on August 6, 2007.

•	The following Current Reports on Form 8-K and Form 8-K/A filed by us with the SEC on January 17, 2007; March 7, 2007; March 12, 2007; April 24, 2007; May 10, 2007; May 17, 2007; July 3, 2007; August 3, 2007; September 5, 2007; October 19, 2007; November 6, 2007; November 29, 2007; December 13, 2007; December 14, 2007; and January 3, 2008.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

You may get copies of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing to the Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi 39120 or calling (601) 442-1601.

LEGAL MATTERS

The validity of the securities to be offered hereby will be passed upon by Haynes and Boone, LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Callon Petroleum Company appearing in Callon Petroleum Company’s Annual Report (Form 10-K) for the year ended December 31, 2006, and Callon Petroleum Company management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Information incorporated by reference into this prospectus regarding the estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by or derived from estimates included in our Annual Report on Form 10-K for the year ended December 31, 2006, prepared by Huddleston & Co., Inc. and incorporated herein by reference. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.